Filed Pursuant to Rule 424(b)(5)
Registration No. 333-155810
Prospectus Supplement
(To prospectus dated May 4, 2009)
9,000,000 Shares
Common Stock
AMERICAN OIL & GAS INC.

We are offering 9,000,000 shares of our common stock to certain investors pursuant to this prospectus supplement, the accompanying prospectus and stock purchase agreements with such investors dated December 17, 2009.
Our common stock is quoted on the NYSE Amex under the symbol “AEZ.” On December 16, 2009 the closing sale price of our common stock was $4.18 per share.
You should read this prospectus supplement and the accompanying prospectus, as well as any documents incorporated by reference in the prospectus supplement and/or the accompanying prospectus, before you make an investment decision.
Investing in our common stock involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement.
C. K. Cooper & Company will act as lead placement agent in connection with this offering, and Ladenburg Thalmann & Co. Inc. will act as co-placement agent. We will pay the placement agents the aggregate fees set forth in the table below.

		Maximum
	Per Share	Offering

Public offering price	$3.50	$31,500,000

Placement agent fees	$0.19	$1,732,500

Proceeds, before expenses, to us	$3.31	$29,767,500

We expect to deliver the shares against payment on or about December 24, 2009.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

C. K. Cooper & Company
Ladenburg Thalmann & Co. Inc.

This Prospectus Supplement is dated December 17, 2009

Prospectus Supplement

About This Prospectus Supplement	ii
Prospectus Supplement Summary	S-1
Risk Factors	S-5
Forward-Looking Statements	S-9
Use of Proceeds	S-11
Capitalization	S-11
Price Range of Common Stock	S-12
Dividend History	S-12
Plan of Distribution	S-13
Legal Matters	S-14
Experts	S-14
Where You Can Find More Information	S-14
Prospectus

About This Prospectus	1
Disclosure Regarding Forward-Looking Statements and Cautionary Statements	1
American Oil & Gas Inc.	2
Risk Factors	2
Use of Proceeds	2
Ratios of Earnings to Fixed Charges and to Combined Fixed Charges and Preferred Stock Dividends	3
Plan of Distribution	4
The Securities We May Offer	6
Legal Matters	21
Experts	21
Securities and Exchange Commission Position on Certain Indemnification	21
Where You Can Find More Information	22

i

ABOUT THIS PROSPECTUS SUPPLEMENT
     This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of our common stock. If the information about the common stock offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
     You should rely only on the information contained in this prospectus supplement and in the accompanying prospectus, including any information incorporated by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus or any document incorporated by reference is accurate at any date other than as of the date of each such document. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the cover page of such documents.
     The distribution of this prospectus supplement and the accompanying prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.
     Information contained on or accessible through our website does not constitute part of this prospectus supplement or the accompanying prospectus.
     When used in this prospectus supplement and the accompanying prospectus, the terms “we,” “us,” “our,” “American” and “the Company” refer to American Oil & Gas Inc., a Nevada corporation, and its subsidiaries, unless the context indicates otherwise.

ii

PROSPECTUS SUPPLEMENT SUMMARY
          This summary highlights information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. We urge you to read this prospectus supplement carefully, including the accompanying prospectus and the documents incorporated by reference, including the risk factors and our consolidated financial statements and the notes to those statements.
The Company
     We are an independent oil and gas exploration and production company, engaged in acquiring oil and gas mineral leases and the exploration and development of crude oil and natural gas reserves and production in the United States Rocky Mountain region. We currently hold the following prospects:
•	Approximately 53,000 gross (34,000 net) acres in the Fetter Project area, located in the southern Powder River Basin, Wyoming,

•	Approximately 128,000 gross (52,000 net) acres in the Krejci Project, located in Niobrara County, Wyoming,

•	Approximately 102,000 gross (76,000 net) acres in the Goliath Project, located in the Williston Basin, North Dakota, and

•	Approximately 210,000 gross (157,000 net) acres in the Bigfoot Project, located in the U.S. Rocky Mountain area.
     The Company’s common stock trades on the NYSE Amex under the symbol “AEZ.” On December 16, 2009, the last reported sale price of our common stock on the NYSE Amex was $4.18 per share.
     Our principal executive offices are located at 1050 17th Street, Suite 2400, Denver, Colorado 80265, and our telephone number is (303) 991-0173. Our website is www.americanog.com. Information on our website is not part of this prospectus supplement or the accompanying prospectus.

Summary Consolidated Historical Financial Data
(In thousands, except share and per share data)
     This section presents our summary consolidated historical financial information. You should read carefully the consolidated financial statements, including the accompanying notes, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The summary financial data as of December 31, 2008, 2007, 2006, 2005 and 2004 have been derived from our financial statements, which were audited by our independent auditors, and were prepared in accordance with accounting principles generally accepted in the United States. The historical results presented below are not necessarily indicative of the results to be expected for any future period. The summary consolidated historical financial data is not intended to replace the consolidated financial statements.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(in thousands, except per share data)
Statement of Operations Data:
Production Revenues	$2,895	$1,957	$2,257	$4,691	$746
Service fee and other revenues	—	12	1,530	—	—
Operating expenses:
Lease operating expenses	1,279	646	291	246	80
General and administrative	4,372	4,308	4,009	2,032	945
Depreciation, depletion and amortization	1,466	1,267	1,153	1,532	188
Accretion of asset retirement obligation	33	24	11	6	5
Property impairments	24,310	—	4,360	—	—
Goodwill impairment	11,670	—	—	—	—

Total operating expenses	43,130	6,245	9,824	3,816	1,218

Gain on sales of oil and gas properties	16,500	—	7,159	—	—

Operating income (loss)	(23,735)	(4,276)	1,122	875	(472)
Other income (expense)
Investment income	511	1,021	393	204	34
Gain (loss) on sale of securities	(369)	(15)	—	—	—
Impairment of securities investment	(300)	(952)	—	—	—
Interest expense	(107)	(6)	—	—	—

Total other income (expense)	(265)	48	393	204	34

Income (loss) before income taxes	(24,000)	(4,228)	1,515	1,079	(438)
Income tax benefit (provision)	468	1,485	(304)	(46)	—

Net Income (loss)	(23,532)	(2,743)	1,211	1,033	(438)
Dividends on preferred stock	(328)	(603)	(1,080)	(479)	(62)
Deemed dividends on warrant extensions	(300)	(450)	—	—	—

Net Income (loss) attributable to common stockholders	$(24,160)	$(3,796)	$131	$554	$(500)

Income (loss) per common share:
Basic	$(0.51)	$(0.09)	$0.00	$0.02	$(0.02)
Diluted	$(0.51)	$(0.09)	$0.00	$0.02	$(0.02)
Weighted average number of common shares outstanding:
Basic	47,104	44,384	37,429	34,148	25,211
Diluted	47,104	44,384	38,142	34,956	25,211

Selected Cash Flow and Other Financial Data:
Net income (loss)	$(23,532)	$(2,743)	$1,211	$1,033	$(438)
Less: gains on sales of oil and gas properties	(16,500)	—	(7,159)	—	—
Add back: Property impairments	24,310	—	4,360	—	—
Add back: Goodwill impairment	11,670	—	—	—	—
Depreciation, depletion and amortization	1,466	1,267	1,153	1,532	188
Net loss on sales of securities	369	15	—	—	—
Other non-cash items	525	582	308	466	411
Changes in current assets and liabilities	58	(292)	1,496	(1,163)	(567)

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(in thousands, except per share data)
Net cash provided (used) by operating activities	$(1,634)	$(1,171)	$1,369	$1,868	$(406)

Cash provided (used) by:
Proceeds from sale of stock	$—	$28,507	$—	$13,500	$6,025
Purchases of short-term investments	$—	$(28,750)	$—	$—	$—
Sales/redemptions, short-term investments	$12,184	$12,361	$—	$—	$—
Capital expenditures	$(21,420)	$(16,214)	$(16,152)	$(14,147)	$(2,895)
Sales of oil and gas properties	$31,695	$777	$16,067	$—	$1,582
Short-term loans	$10,925	$—	$—	$—	$—
Repayment of short-term loans	$(10,925)	$—	$—	$—	$—

Balance Sheet Data:
Cash and cash equivalents	$23,270	$2,388	$7,488	$6,023	$5,252
Other current assets	6,770	19,408	10,013	1,679	313
Oil and natural gas properties, net of accumulated depreciation, depletion, amortization and impairment	35,660	53,402	38,869	24,921	3,481
Other property and equipment, net of depreciation	182	230	252	58	6
Other assets	1,507	12,663	12,514	13,094	—

Total assets	$67,389	$88,091	$69,136	$45,775	$9,052

Current liabilities	$4,390	$1,831	$4,656	$1,434	$127
Long term liabilities	431	1,383	2,392	2,010	41
Stockholders’ equity	62,568	84,877	62,088	42,331	8,884

Total liabilities and stockholders’ equity	$67,389	$88,091	$69,136	$45,775	$9,052

The Offering

Common stock offered by us	9,000,000 shares

Common stock to be outstanding after this offering	57,352,399 shares

Issue price	$3.50 per share

Use of proceeds	We estimate the net proceeds from this offering will be approximately $29.6 million. We intend to use the net proceeds from this offering for capital expenditures for 2010 and general corporate purposes, including without limitation, corporate obligations, capital expenditures and for working capital. See “Use of Proceeds.”

Risk factors	You should carefully read and consider the information set forth in “Risk Factors” beginning on page S-5 of this prospectus supplement before investing in our common stock.

Listing	Our common stock is listed on the NYSE Amex under the symbol “AEZ.”
          The number of shares to be outstanding after the offering is based on 48,352,399 shares outstanding as of December 17, 2009. Unless we specifically state otherwise, the information concerning outstanding shares of common stock contained in this prospectus supplement excludes 5,942,000 shares of common stock issuable upon exercise of outstanding options and warrants and 12,000 shares of unvested restricted stock.

RISK FACTORS
          You should be aware that the occurrence of any of the events described in this section and elsewhere in this annual report or in any other of our filings with the SEC could have a material adverse effect on our business, financial position, liquidity and results of operations. In evaluating our company, you should consider carefully, among other things, the factors and the specific risks set forth below. This annual report contains “forward-looking statements” that involve risks and uncertainties. Some of the following risks relate principally to the industry in which we operate and to our business. Other risks relate principally to the securities markets and ownership of our common shares. If any of the following risks develop into actual events, our business, financial condition or results of operations could be materially adversely affected, the trading price of your shares could decline, and you may lose all or part of your investment.
     Oil and natural gas prices are volatile. Historically, a decline in prices has adversely affected our financial results. Future price declines could significantly affect our future financial results and impede our growth.
          Our revenues, profitability and liquidity are substantially dependent upon prevailing prices for oil and natural gas, which can be extremely volatile. Even relatively modest drops in prices can significantly affect our financial results and impede our growth. Prices for oil and natural gas may fluctuate widely in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a wide variety of additional factors that are beyond our control, such as the domestic and foreign supply of oil and natural gas; the price of foreign imports; the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls; technological advances affecting energy consumption; domestic and foreign governmental regulations; and the variations between product prices at sales points and applicable index prices. Our operations are focused on oil and gas exploration and production in the Rocky Mountain region of the United States. Regional oil and gas prices may vary from national prices due to regional factors such as regional gas production being constrained by regional gas pipeline capacity.
     Our development and exploration operations require substantial capital, and we may be unable to obtain needed capital or financing on satisfactory terms, which could lead to a loss of properties and a decline in our natural gas and oil reserves.
          The oil and natural gas industry is capital intensive. We make, and expect to continue to make, substantial capital expenditures in our business and operations for the exploration for and development, production and acquisition of oil and natural gas reserves. To date, we have financed capital expenditures primarily with sales of our securities, sale of certain oil and gas properties and, to a lesser extent, from cash generated by operations. We currently do not generate meaningful cash flow from our oil and natural gas production, even though our future depends on our ability to generate oil and natural gas operating cash flow. We may generate additional capital to fund increases in capital expenditures through any of: (i) the sale of some oil and gas lease interests, (ii) additional sales of our securities, and/or (iii) debt financing. We may not be able to obtain equity or debt financing on terms favorable to us, or at all. Our ability to grow our oil and natural gas reserves and cash flow may be severely impacted if we are unable to obtain equity or debt financing as we may not be able to continue to drill all or some of our projects.
     The current global and US economic and financial crises may have impacts on our business and financial condition that we currently cannot predict
          Uncertainties as to the extent, duration and impacts of the global and US crises increase uncertainties and risks for us. With the general economic and financial crises, (i) our ability to access capital markets is more restricted and may be restricted in the future when we may like, or need, to raise financing, (ii) our suppliers, customers and business partners may be unable to meet their obligations to us, (iii) we may be unable to profitably sell, extend or explore oil and gas lease rights we currently own and (iii) we may face unanticipated challenges to our business and financial condition. Unexpected bankruptcies of financial institutions or unexpected illiquidity of funds in cash-equivalent investments, such as money market funds, may limit or delay our access to our cash equivalent deposits, causing us to lose some or all of those funds or to incur additional costs to borrow funds needed on a short-term basis.

     Oil and gas operations are inherently risky.
          The nature of the oil and gas business involves a variety of risks, particularly the risk of drilling wells that are found to be unable to produce any oil and gas or unable to produce and sell oil and gas at prices sufficient to repay the costs of the wells and the costs of producing the wells. As we have experienced in 2006 and in 2008, we may in the future recognize substantial impairment expenses when uneconomic wells and declines in oil and gas prices result in impairments of the capitalized costs of our oil and gas properties.
          The oil and gas business also includes operating hazards such as fires, explosions, cratering, blow-outs and encountering formations with abnormal pressures. The occurrence of any of these risks could result in losses. The occurrence of any one of these significant events, if it is not fully insured against, could have a material adverse effect on our financial position and results of operations.
          We currently conduct our oil and gas activities in joint ventures with other oil and gas companies, whereby one of the other companies serves as the joint venture’s operator for the day-to-day management of the venture. Under terms of joint operating agreements, the operator is required to carry stated levels and types of casualty and liability insurance. In addition, we carry our own casualty and liability insurance for our interests in such ventures and carry additional insurance against well blow-outs and other unusual risks in the drilling, completion and operation of oil and gas wells. However, there may still be fires, blow-outs and other events that result in losses not fully covered by our insurance.
     We may be unable to find additional reserves.
          Our revenues depend on whether we find or acquire additional reserves. Unless we conduct successful exploration and development activities, or acquire properties, our proved reserves will decline. Our future oil and natural gas reserves and production as well as our cash flow and income are dependent on our ability to efficiently develop and exploit our current reserves and economically find or acquire additional reserves. Our planned exploration and development projects may not result in significant additional reserves, and we may be unable to drill productive wells at low reserve replacement costs.
     We could be adversely impacted by changes in the oil and gas market.
          The marketability of our oil and gas production depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. Federal and state regulation of oil and gas production and transportation, general economic conditions, changes in supply and changes in demand all could adversely affect our ability to produce and market oil and natural gas. If market factors were to change dramatically, the financial impact could be substantial because we would incur expenses without receiving revenues from the sale of production. The availability of markets is beyond our control.
     We are subject to extensive government regulations.
          Our business is affected by numerous federal, state and local laws and regulations, including energy, environmental, conservation, tax and other laws and regulations relating to the oil and gas industry. These include, but are not limited to:
•	the prevention of waste,

•	the discharge of materials into the environment,

•	the conservation of oil and natural gas,

•	pollution,

•	permits for drilling operations,

•	drilling bonds, and

•	reports concerning operations, spacing of wells, and the unitization and pooling of properties.
          Failure to comply with any laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of injunctive relief, or both. Moreover, changes in any of the above laws and regulations could have a material adverse effect on our business. Concerns of global warming may result in changes to laws and regulations that increase the cost of oil and gas operations and decrease the use and demand for crude oil and natural gas. In view of the many uncertainties with respect to current and future laws and regulations, including their applicability to us, we cannot predict the overall effect of such laws and regulations on our future operations.
     New government regulation and environmental risks could increase our costs.
          Many jurisdictions have at various times imposed limitations on the production of oil and gas by restricting the rate of flow for oil and gas wells below their actual capacity to produce. Because current regulations covering our operations are subject to change at any time, compliance in the future may require us to incur significant costs or activity restrictions.
     Our operations and financial condition may be impacted adversely by new taxes and changes to tax laws.
          The federal, state and local governments in which we operate impose taxes on the oil and gas products we sell and for many of our wells, sales and use taxes on significant portions of our drilling and operating costs. In the past, there has been a significant amount of discussion by legislators and presidential administrations concerning a variety of energy tax proposals. U.S. President Obama has recently proposed sweeping changes in federal laws on the income taxation of small oil and gas exploration and production companies such as us. President Obama has proposed to eliminate allowing small US oil and gas companies from (i) deducting intangible US well costs as incurred and (ii) taking percentage depletion deductions. Many states have raised state taxes on energy sources, and additional increases may occur. Changes to the laws could adversely affect our business and our financial results.
     Shortages of rigs, equipment, supplies and personnel could delay or otherwise adversely affect our cost of operations or our ability to operate according to our business plans.
          As we have encountered at times in the past, we or our joint venture operators may experience shortages of drilling and completion rigs, field equipment and qualified personnel which may cause delays in our ability to continue to drill, complete, test and connect wells to processing facilities. At times in the past, these costs have sharply increased in various areas. The demand for and wage rates of qualified drilling rig crews generally rise in response to the increased number of active rigs in service and could increase sharply in the event of a shortage. Shortages of drilling and completion rigs, field equipment or qualified personnel could delay, restrict or curtail our exploration and development operations, which may materially adversely affect our business, financial condition and results of operations.
     Shortages of transportation services and processing facilities may result in our receiving a discount in the price we receive for oil and natural gas sales or may adversely affect our ability to sell our oil and natural gas.
          As we have experienced at times in the past, we may experience limited access to transportation lines, trucks or rail cars used to transport our oil and natural gas to processing facilities. We may also experience limited access to processing facilities. If either or both of these situations arise, we may not be able to sell our oil and natural gas at prevailing market prices. We may be completely unable to sell our oil and natural gas, which may materially adversely affect our business, financial condition and results of operations.

     We could be adversely impacted by customer(s) and industry partners unable to meet their obligations
          Substantially all of our accounts receivable arise from oil and natural gas sales or joint interest billings to third parties in the oil and gas industry. Our financial results could be adversely impacted by one or more of such third parties being unable to meet their obligations to us.
     Our stock price and trading volume may be volatile, which could result in losses for our stockholders.
          The equity trading markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities. The market of our common stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition. In addition, the trading volume of our common stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:
•	dilution caused by our issuance of additional shares of common stock and other forms of equity securities, which we expect to make in connection with future capital financings to fund our operations and growth, to attract and retain valuable personnel,

•	conditions generally affecting the oil and natural gas industry, such as declines in the prices of oil and gas,

•	actual or anticipated quarterly variations in our operating results,

•	changes in expectations as to our future financial performance or changes in financial estimates, if any,

•	announcements relating to our business or the business of our competitors,

•	the success of our operating strategy, and

•	the operating and stock performance of other comparable companies.
          Many of these factors are beyond our control, and we cannot predict their potential effects on the price of our common stock. If the market price of our common stock declines significantly, you may be unable to resell your shares of common stock at or above the price you acquired those shares. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly.
     We may issue debt or preferred stock with rights that are preferential to, and could cause a decrease in the value of, our common stock.
          We may issue debt and/or shares of preferred stock without action by our stockholders. Rights or preferences of the debt or preferred shares could include, among other things:
•	the establishment of principal and interest obligations or dividends which must be paid prior to declaring or paying dividends or other distributions to our common stockholders,

•	a security interest in some or all of our assets that could be foreclosed upon in the event of default of a loan agreement or similar instrument,

•	greater or preferential liquidation rights which could negatively affect the rights of common stockholders and

•	the right to convert the debt or preferred stock at a rate or price which would have a dilutive effect on the outstanding shares of common stock.

FORWARD-LOOKING STATEMENTS
          The statements contained in this prospectus supplement that are not historical are “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that involve a number of risks and uncertainties. These forward-looking statements include, among others, the following:
•	our business and growth strategies;

•	our oil and natural gas reserve estimates;

•	our ability to successfully and economically explore for and develop oil and gas resources;

•	our exploration and development drilling prospects, inventories, projects and programs;

•	availability and costs of drilling rigs and field services;

•	anticipated trends in our business;

•	our future results of operations;

•	our liquidity and ability to finance our exploration and development activities;

•	market conditions in the oil and gas industry;

•	our ability to make and integrate acquisitions; and

•	the impact of environmental and other governmental regulation.
          These statements may be incorporated by reference into or found under various sections of this prospectus supplement. Forward-looking statements are typically identified by use of terms such as “may”, “will”, “could”, “should”, “expect”, “plan”, “project”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “pursue”, “target” or “continue”, and the negative of such terms or other comparable terminology, although some forward-looking statements may be expressed differently.
          The forward-looking statements contained in or incorporated by reference into this prospectus supplement are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in or incorporated by reference into this prospectus supplement are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to a number of factors, including:
•	the failure to obtain sufficient capital resources to fund our operations and maintain adequate liquidity;

•	an inability to replace our reserves through exploration and development activities;

•	unsuccessful drilling activities;

•	a decline in oil or natural gas production or oil or natural gas prices;

•	incorrect estimates of required capital expenditures;

•	increases in the cost of drilling, completion and gas gathering or other costs of production and operations;

•	negative impact of environmental and other governmental regulation;

•	hazardous and risky drilling operations; and

•	an inability to meet growth projections.
          You should also consider carefully the statements contained in the section of this prospectus supplement titled “Risk Factors” or incorporated by reference into other sections of this prospectus supplement from our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, including, without limitation, the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other documents we may file with the SEC, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements.
          All forward-looking statements speak only as of the date of this prospectus supplement. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS
          We expect the net proceeds from this offering, after deducting placement agent fees and the estimated expenses for the offering, will be approximately $29.6 million.
          We intend to use the net proceeds from this offering for capital expenditures for 2010 and general corporate purposes, including without limitation, corporate obligations, capital expenditures and general working capital purposes. Pending the application of the net proceeds, we intend to invest our net proceeds in short-term, investment-grade securities, interest-bearing securities or guaranteed obligations of the United States or its agencies.
          The foregoing discussion represents our best estimate of the allocation of the net proceeds of the offering based upon our current plans. Actual expenditures may vary from these estimates and we may find it necessary or advisable to reallocate the net proceeds within the above-described categories or to use portions thereof for other purposes.
CAPITALIZATION
          The following table sets forth, as of September 30, 2009, a summary of our capitalization, both on an actual basis and on an as adjusted basis, to give effect to this offering at the public offering price of $3.50 per share, after deducting placement agent fees and the estimated offering expenses payable by us, and the application of the net proceeds from this offering.
          The following table is unaudited and should be read in conjunction with the information contained in “Item 2. Management’s Discussion and Analysis or Plan of Operation” and our unaudited consolidated financial statements, including the related notes, contained in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2009, all of which are incorporated by reference in this prospectus supplement.

	As of September 30, 2009
	Actual	As Adjusted
	(in thousands)
	(unaudited)
Cash and cash equivalents	$12,997,776	$42,617,776

Current portion of long-term debt	$—	$—
Long-term debt:
Debentures and other long-term liabilities	$—	$—
Stockholders’ equity:
Common stock	48,307	57,307
Actual— 48,307,399 shares issued and outstanding
As adjusted— 57,307,399 shares issued and outstanding
Additional paid in capital	92,098,256	121,709,256
Accumulated other comprehensive income	75,000	75,000
Accumulated deficit	(37,647,573)	(37,647,573)

Total stockholders’ equity	56,199,566	85,819,566

          The information above is based on 48,307,399 shares of our common stock outstanding as of September 30, 2009 and does not include shares of common stock issuable upon the exercise of options and warrants or vesting of restricted stock outstanding as of September 30, 2009.

PRICE RANGE OF COMMON STOCK
          On December 17, 2009, we had 48,352,399 shares of common stock outstanding, held by an estimated 52 registered holders. Our common stock is listed on the NYSE Amex under the symbol “AEZ”.
          The closing price of our common stock on December 16, 2009, as reported on the NYSE Amex, was $4.18 per share. The following table sets forth, for the period indicated, the high and low sales prices for our common stock as reported by the NYSE Amex:

	Common
	Stock Price
	High	Low
Year Ended December 31, 2009
First Quarter	$1.15	$0.50
Second Quarter	1.59	0.65
Third Quarter	2.05	0.79
Fourth Quarter (through December 16, 2009)	4.18	1.98

Year Ended December 31, 2008
First Quarter	$5.95	$3.00
Second Quarter	5.00	2.75
Third Quarter	3.98	2.00
Fourth Quarter	2.81	0.62

Year Ended December 31, 2007
First Quarter	$6.33	$5.19
Second Quarter	6.78	4.30
Third Quarter	6.84	5.39
Fourth Quarter	7.70	5.55
DIVIDEND HISTORY
          We have never paid or declared any cash dividends on our common stock. We currently intend to retain earnings, if any, to finance the growth and development of our business and we do not expect to pay any cash dividends on our common stock in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

PLAN OF DISTRIBUTION
               We entered into a placement agency agreement dated December 17, 2009, with C. K. Cooper & Company, Inc. (“C. K. Cooper”) as representative of the placement agents named therein. Subject to the terms and conditions set forth in the placement agency agreement, C. K. Cooper has agreed to act as lead placement agent in connection with this offering. The placement agents are not purchasing or selling any shares offered by this prospectus supplement or the accompanying prospectus, nor are they required to arrange for the purchase or sale of any specific number or dollar amount of shares, but they will use its best efforts to solicit offers for the purchase of all of the shares offered hereby. The placement agents may use one or more sub-agents in connection with the offering.
          The placement agents propose to arrange for the sale to one or more purchasers of the shares offered pursuant to this prospectus supplement and the accompanying prospectus directly through a stock purchase agreement between the purchasers and us.
          The placement agency agreement provides that the issuance and sale of the shares pursuant to the stock purchase agreement and the obligations of the placement agents under the placement agency agreement are subject to certain conditions precedent.
          We will pay the placement agents a fee equal to 5.5% of the gross proceeds from the sale of the shares in this offering. The estimated offering expenses payable by us are approximately $147,500, which include legal, accounting and printing costs and various other expenses associated with registering the shares. After deducting the placement agents’ fees and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $29.6 million.
          The following table shows the per share and total fee we will pay to the placement agents in connection with the sale of the shares offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the shares offered hereby:

Per share	$0.19
Maximum offering total	$1,732,500
          We currently anticipate that the closing of this offering will take place on or about December 24, 2009. On the scheduled closing date, the following will occur:
•	we will receive funds in the amount of the aggregate purchase price;

•	the placement agents will receive the placement agents’ fee in accordance with the terms of the placement agency agreement; and

•	we will deliver the shares to the purchasers.
          We have agreed to indemnify the placement agents against certain liabilities, including liabilities arising under the Securities Act, the Exchange Act, or other federal or state statutory law or regulation.
          Each of our officers and directors has agreed that, subject to certain limited exceptions, during the period ending 60 days after the date of this prospectus supplement, he or she will not, without the prior written consent of C. K. Cooper, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of any shares of common stock or any options or warrants to purchase any shares of common stock or any securities convertible into, exchangeable for, or that represent the right to receive shares of common stock.
          The 60-day restricted period described above is subject to automatic extension such that, in the event that either: (1) during the last 17 days of the 60-day period, we issue an earnings release or disclose any material news or material event or (2) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period; then the “lock-up” restrictions described above will, subject to limited exceptions, continue to apply until the date that is 18 days after the date of issuance of the earnings release.
          The placement agency agreement and the stock purchase agreement for this offering will be included as exhibits to our Current Report on Form 8-K that we expect to file with the SEC in connection with this offering on December 18, 2009.
LEGAL MATTERS
               Certain legal matters with respect to the validity of the shares of common stock offered hereby will be passed upon for us by Patton Boggs LLP, Denver, Colorado. As of December 17, 2009, attorneys at Patton Boggs LLP beneficially owned 35,300 shares of our common stock.
EXPERTS
               The consolidated financial statements incorporated into this prospectus supplement by reference from our Annual Report on
Form 10-K for the year ended December 31, 2008, have been audited by Hein & Associates LLP, independent registered public accountants, as indicated in their report with respect thereto and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing.
               Information with respect to the oil and gas reserves associated with our oil and gas properties incorporated into this prospectus supplement by reference is derived from the report of Ryder Scott Company L. P., independent consulting petroleum engineers, and has been incorporated by reference herein upon the authority of said firm as experts with respect to the matters covered by such report and in giving such report.
WHERE YOU CAN FIND MORE INFORMATION
               We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov. We also make available on our Internet website our annual, quarterly and current reports and amendments as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. Our Internet address is www.americanog.com. The information on our website is not a part of this prospectus supplement or the accompanying prospectus.
               We are “incorporating by reference” specified documents that we file with the SEC, which means:
•	incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file later with the SEC will automatically update and supersede information contained in this prospectus supplement and the accompanying prospectus.

               We incorporate by reference the documents listed below, which were filed with the SEC under the Exchange Act:
•	Our Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 16, 2009;

•	Our Annual Report on Form 10-K/A Amendment No. 1 for the year ended December 31, 2008, filed April 24, 2009;

•	Our Annual Report on Form 10-K/A Amendment No. 2 for the year ended December 31, 2008, filed September 22, 2009

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 8, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed on August 7, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed on November 6, 2009;

•	Our Quarterly Report on Form 10-Q/A Amendment No. 1 for the quarter ended September 30, 2009, filed on November 16, 2009;

•	Our Current Reports on Form 8-K filed on January 16, 2009 (except for Item 7.01 and Exhibit 99.1), March 17, 2009 (except for Item 7.01 and Exhibit 99.1), May 11, 2009 (except for Item 7.01 and Exhibit 99.1), June 28, 2009, July 21, 2009 (except for Item 7.01 and Exhibit 99.1), August 10, 2009 (except for Item 7.01 and Exhibit 99.1), November 9, 2009 (except for Item 7.01 and Exhibit 99.1);

•	The description of our common stock contained in our Form 8-A filed with the SEC on May 12, 2005; and

•	All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering, unless otherwise stated therein, shall be deemed to be incorporated by reference in this prospectus supplement and to be part hereof from the date of filing of such documents
               We will provide without charge to each person to whom a copy of this prospectus supplement has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus supplement by reference. Requests for copies should be directed to Corporate Secretary, American Oil & Gas Inc., 1050 17th Street, Suite 2400, Denver, Colorado 80265, telephone (303) 991-0173.

$75,000,000
AMERICAN OIL & GAS, INC.
Senior Debt Securities
Subordinated Debt Securities
Convertible Debt Securities
Common Stock
Preferred Stock
Warrants
Stock Purchase Contracts
Stock Purchase Units
     By this prospectus American Oil & Gas, Inc. (the “Company”) may from time to time offer senior debt securities, subordinated debt securities, convertible debt securities, common stock, preferred stock, warrants, contracts to purchase shares of common stock and/or stock purchase units.
     This prospectus provides a general description of the securities we may offer. Supplements to this prospectus will describe the specific terms of the securities we actually offer. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.
     We may sell those securities to or through underwriters, to other purchasers and/or through agents. The accompanying prospectus supplement will specify the names of any underwriters or agents.
     Our common stock is quoted on the American Stock Exchange under the symbol “AEZ.” On March 20, 2009, the closing sale price of the common stock was $0.74 per share.

     These securities are speculative and involve a high degree of risk. You should carefully read this prospectus, any applicable prospectus supplement and any information under the heading “Risk Factors” beginning on page 2 of this prospectus before making a decision to purchase our securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 4, 2009

-i-

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell, either separately or together, any combination of the securities described in this prospectus in one or more offerings up to a total offering price of $75,000,000, denominated in U.S. dollars or the equivalent in foreign currencies, currency units or composite currencies. Unless the context otherwise requires, references in this prospectus to the “Company”, “we”, “us” or “ours” refer to American Oil & Gas, Inc., a Nevada corporation.
     This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the specific terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information.”
     You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”
     We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
AND CAUTIONARY STATEMENTS
     This prospectus and the documents incorporated into this prospectus by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, or Exchange Act. All statements other than statements of historical fact included in or incorporated into this prospectus regarding our financial position, business strategy, plans and objectives of our management for future operations and capital expenditures are forward-looking statements. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we cannot be sure that these expectations will prove to be correct.
     Additional statements concerning important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus and in the documents incorporated into this prospectus. All forward-looking statements speak only as of the date of this prospectus. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

AMERICAN OIL & GAS, INC.
     We are an independent energy company engaged in the exploration, development and acquisition of crude oil and natural gas reserves and production in the western United States. Our operations are currently focused in Wyoming and North Dakota. We own a wholly-owned subsidiary, Tower American Corporation, for conducting oil and gas exploration and production operations in Colorado. We do not anticipate operating outside the United States. Our fiscal year end is December 31.
     Our principal executive offices are located at 1050 17th Street, Suite 2400, Denver, Colorado 80265, and our telephone number is (303) 991-0173.
RISK FACTORS
     An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully read and consider the risk factors incorporated by reference into this prospectus, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Securities Exchange Act of 1934, as amended. You should also refer to other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference herein. Additional risks and uncertainties not presently known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations.
USE OF PROCEEDS
     Unless otherwise specified in a prospectus supplement accompanying this prospectus, we expect to use the net proceeds from the sale of our securities for general corporate purposes, which may include, among other things, reduction or refinancing of debt or other corporate obligations, the financing of capital expenditures, acquisitions and additions to our working capital.
     The actual application of proceeds from the sale of any particular tranche of securities issued hereunder will be described in the applicable prospectus supplement relating to such tranche of securities. The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds. We currently have no plans for specific use of the net proceeds. We will specify the principal purposes for which the net proceeds from the sale of our securities will be used in a prospectus supplement at the time of sale. Until we use the net proceeds from the sale of the securities for these purposes, we may place the net proceeds in temporary investments.

RATIOS OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS
     Our ratios of earnings to fixed charges and our ratios of earnings to combined fixed charges and tax-adjusted preferred stock dividends were as follows for the periods indicated in the table below. See Exhibit 12 for explanation of the calculations and key terms.

	Year ended December 31,
(Dollar amounts in thousands)	2008	2007	2006	2005	2004
Earnings (loss) from continuing operations, pre-tax and before fixed charges	$(23,777)	$(4,150)	$1,592	$1,085	$(431)

Fixed Charges	$223	$78	$77	$6	$7

Tax-adjusted Preferred Stock Dividends (a)	$335	$929	$1,350	$501	$62

Ratio of Earnings to Fixed Charges			20.7	180.8

Fixed charges coverage deficiency	$223	$78			$7

Ratio of Earnings to Combined Fixed Charges and Tax-adjusted Preferred Stock Dividends			1.1	2.1
Combined coverage deficiency	$558	$1,007			$69

(a) Preferred stock dividends paid in common stock	100%	100%	100%	99%	0%

PLAN OF DISTRIBUTION
     We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, including our affiliates and shareholders, or in a rights offering, (3) through agents, or (4) through a combination of any of these methods. The prospectus supplement will include the following information:
•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.
     In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.
Sale through Underwriters or Dealers
     If we use underwriters in the sale, the underwriters will acquire the securities for their own account for resale to the public. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
     Representatives of the underwriters through whom the offered securities are sold for public offering and sale may engage in over—allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over—allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time.
     Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.
     If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.
Direct Sales and Sales through Agents
     We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
     We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.
     We may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis that may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or we may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.
Remarketing Arrangements
     Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed.
Delayed Delivery Arrangements
     If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information
     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.
     Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of our business.
THE SECURITIES WE MAY OFFER
     The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplement, summarize all the material terms and provisions of the various types of securities that we may offer. The particular terms of the securities offered by any prospectus supplement will be described in that prospectus supplement. If indicated in an applicable prospectus supplement, the terms of the securities may differ from the terms summarized below. An applicable prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.
     We may sell from time to time, in one or more offerings:
•	senior debt securities;

•	subordinated debt securities;

•	convertible debt;

•	common stock and related rights;

•	preferred stock;

•	warrants;

•	common stock purchase contracts; or

•	stock purchase units.
     If we issue securities at a discount from their original stated principal or liquidation amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the securities as the total original principal or liquidation amount of the securities.
     This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF DEBT SECURITIES
     This section describes the general terms and provisions of the debt securities that we may issue separately, upon exercise of a debt warrant, in connection with a stock purchase contract or as part of a stock purchase unit from time to time in the form of one or more series of debt securities. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities.
     Any debt securities issued using this prospectus (“Debt Securities”) will be our direct unsecured general obligations. The Debt Securities will be either our senior debt securities (“Senior Debt Securities”) or our subordinated debt securities (“Subordinated Debt Securities”). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate Indentures between us and a trustee chosen by us and qualified to act as a trustee under the Trust Indenture Act of 1939 (the “Trustee”). Senior Debt Securities will be issued under a “Senior Indenture” and Subordinated Debt Securities will be issued under a “Subordinated Indenture.” Together, the Senior Indenture and the Subordinated Indenture are called “Indentures.”
     We have summarized selected provisions of the Indentures below. The summary is not complete. The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. In the summary below we have included references to article or section numbers of the applicable Indenture so that you can easily locate these provisions. Whenever we refer in this prospectus or in the prospectus supplement to particular articles or sections or defined terms of the Indentures, those articles or sections or defined terms are incorporated by reference herein or therein, as applicable. Capitalized terms used in the summary have the meanings specified in the Indentures.
General
     The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series (Section 2.05). We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture.
     The Senior Debt Securities will rank equally with all of our other senior unsecured and unsubordinated debt (“Senior Debt”). The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt as described under “— Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any Subordinated Debt Securities.
     The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following terms of such Debt Securities:
•	the title of the Debt Securities;

•	whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

•	whether the Debt Securities will be issued as registered securities, bearer securities or a combination of both;

•	any limit on the aggregate principal amount of the Debt Securities;

•	the dates on which the principal of the Debt Securities will mature;

•	the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities or the method to determine each;

•	the place or places where payments on the Debt Securities will be payable;

•	whether the Debt Securities will be issued in the form of one or more global securities and whether such global securities will be issued in a temporary global form or permanent global form;

•	any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

•	the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

•	whether the Debt Securities are defeasible;

•	any addition to or change in the Events of Default;

•	whether the Debt Securities will be issued pursuant to a medium-term note program;

•	whether the Debt Securities are convertible into our common stock, preferred stock or any of our other securities and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

•	any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

•	any other terms of the Debt Securities not prohibited by the Indenture (Section 2.05).
     The Indentures do not limit the amount of Debt Securities that may be issued. Each Indenture allows Debt Securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.
     Debt Securities, including Original Issue Discount Securities bearing no interest or bearing interest which at the time of issuance is below market rate, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.
Senior Debt Securities
     The Senior Debt Securities will be our unsecured senior obligations and will rank equally with all other senior unsecured and unsubordinated debt. The Senior Debt Securities will, however, be subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness whether existing at the date of the Senior Indenture or subsequently incurred. Except as provided in the applicable Senior Indenture or specified in any authorizing resolution or supplemental indenture relating to a series of Senior Debt Securities to be issued, the Senior Indenture will not limit the amount of additional indebtedness that may rank equally with the Senior Debt Securities or the amount of indebtedness, secured or otherwise, that may be incurred or preferred stock that may be issued by any of our subsidiaries.

Subordination of Subordinated Debt Securities
     The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinate in right of payment to the prior payment in full of all of our secured indebtedness and Senior Debt, including the Senior Debt Securities, whether existing at the date of the Senior Indenture or subsequently incurred (Article XIII of the Subordinated Indenture). The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:
•	the applicability and effect of such provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshaling of assets or any bankruptcy, insolvency or similar proceedings;

•	the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the Subordinated Debt Securities; and

•	the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.
     The prospectus supplement will also describe as of a recent date the approximate amount of Senior Debt to which the Subordinated Debt Securities of that series will be subordinated.
     The failure to make any payment on any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.
     The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the Subordinated Debt Securities as described under “— Legal Defeasance and Covenant Defeasance.”
Conversion Rights
     The Debt Securities may be converted into other securities of our company, if at all, according to the terms and conditions of an applicable prospectus supplement. Such terms will include the conversion price, the conversion period, whether conversion will be at the option of the holders of such series of Debt Securities or at the option of our company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Debt Securities.
Denomination, Exchange and Transfer
     The Debt Securities of each series will be issuable, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof (Section 2.08).
     Registered securities of any series that are not Global Securities will be exchangeable for other registered securities of the same series and of like aggregate principal amount and tenor in different authorized denominations. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, the holder may choose, upon written request, and subject to the terms of the applicable indenture, to exchange bearer securities and the appropriate related coupons of that series into registered securities of the same series of any authorized denominations and of like aggregate principal amount and tenor. Bearer securities with attached coupons surrendered in exchange for registered securities between a regular record date or a special record date and the relevant date for interest payment shall be surrendered without the coupon relating to the interest payment date. Interest will not be payable with respect to the registered security issued in exchange for that bearer security. That interest will be payable only to the holder of the coupon when due in accordance with the terms of the indenture. Bearer securities will not be issued in exchange for registered securities.
     You may present registered securities for registration of transfer, together with a duly executed form of transfer, at the office of the security registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of Debt Securities and referred to in the applicable prospectus supplement. This may be done without service charge but upon payment of any taxes and other governmental charges as described in the applicable indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We will appoint the Trustee as security registrar for each Indenture. If a prospectus supplement refers to any transfer agents initially designated by us with respect to any series of debt securities in addition to the security registrar, we may at any time rescind the designation of any of those transfer agents or approve a change in the location through which any of those transfer agents acts. If, however, debt securities of a series are issuable solely as registered securities, we will be required to maintain a transfer agent in each place of payment for that series, and if debt securities of a series are issuable as bearer securities, we will be required to maintain a transfer agent in a place of payment for that series located outside of the United States in addition to the security registrar. We may at any time designate additional transfer agents with respect to any series of debt securities. The Debt Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement (Section 2.06). We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series (Section 4.02).
     If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part (Section 2.09).
Global Securities
     Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities that will have an aggregate principal amount equal to that of the Debt Securities they represent. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form.
     Notwithstanding any provision of the Indentures or any Debt Security described in this prospectus, no Global Security, unless its terms so expressly permit, may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depositary for such Global Security or any nominee of such Depositary unless:
(1)	the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, and in either case we fail to appoint a successor Depositary within 90 days;

(2)	an Event of Default with respect to the Debt Securities represented by such Global Security has occurred and is continuing and the Trustee has received a written request from the Depositary to issue certificated Debt Securities; or

(3)	other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

     All Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct (Section 2.17).
     As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities that it represents for all purposes under the Debt Securities and the applicable Indenture (Section 2.17). Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange for those interests and will not be considered to be the owners or Holders of such Global Security or any Debt Securities that it represents for any purpose under the Debt Securities or the applicable Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions require that some purchasers of Debt Securities take physical delivery of such Debt Securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.
     Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, any Trustee or any agent of ours will have any responsibility or liability for any aspect of the Depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.
Payment and Paying Agents
     Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest payment date will be made to the Person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the regular record date for such interest (Section 2.14).
     Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest on Debt Securities in certificated form may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee under the Senior Indenture in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the Trustee under the Subordinated Indenture in The City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series (Section 4.02).
     Subject to any applicable abandoned property law, all money paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment (Section 11.05).
Consolidation, Merger and Sale of Assets
     We may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any Person (a “successor Person”), and may not permit any Person to consolidate with or merge into us, unless:
(1)	the successor Person (if any) is a corporation and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;

(2)	immediately before and after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

(3)	several other conditions, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement, are met (Section 10.01).
Highly Leveraged Transaction
     The general provisions of the Indentures do not afford holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving our company that may adversely affect holders of the Debt Securities.
Events of Default
     Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:
(1)	failure to pay principal of or any premium on any Debt Security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(2)	failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(3)	failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not, in the case of Subordinated Debt Securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

(4)	failure to perform or comply with the provisions described under “— Consolidation, Merger and Sale of Assets”;

(5)	failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 90 days after written notice has been given, as provided in such Indenture;

(6)	Indebtedness of ourselves, or any Restricted Subsidiary, is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10,000,000;

(7)	any judgment or decree for the payment of money in excess of $20,000,000 is entered against us or any

Restricted Subsidiary remains outstanding for a period of 60 consecutive days following entry of such judgment and is not discharged, waived or stayed; and

(8)	certain events of bankruptcy, insolvency or reorganization affecting us or any Restricted Subsidiary. (Section 6.01).
     If an Event of Default (other than an Event of Default with respect to American Oil & Gas, Inc. described in clause (8) above) with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Debt Security, such portion of the principal amount of such Debt Security as may be specified in the terms of such Debt Security) to be due and payable immediately. If an Event of Default with respect to American Oil & Gas, Inc. described in clause (8) above with respect to the Debt Securities of any series at the time Outstanding occurs, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture (Section 6.01). For information as to waiver of defaults, see "— Modification and Waiver” below.
     Subject to the provisions of the Indentures relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable indemnity (Section 6.04). Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series (Section 6.06).
     No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:
(1)	such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the Debt Securities of that series;

(2)	the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

(3)	the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer (Section 6.04).
     However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security or, if applicable, to convert such Debt Security (Section 6.04).
     We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults (Section 4.06).

Modification and Waiver
     Modifications and amendments of an Indenture may be made by us and the applicable Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:
•	change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security;

•	reduce the principal amount of, or any premium or interest on, any Debt Security;

•	reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof;

•	change the place or currency of payment of principal of, or any premium or interest on, any Debt Security;

•	impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any Debt Security;

•	modify the subordination provisions in the case of Subordinated Debt Securities, or modify any conversion provisions, in either case in a manner adverse to the Holders of the Subordinated Debt Securities;

•	reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

•	reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

•	modify such provisions with respect to modification, amendment or waiver (Section 9.02).
     The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture (Section 6.06). The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series (Section 6.06).
     Each of the Indentures provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:
•	the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of maturity to such date;

•	if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security; and

•	the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (1) or (2) above, of the amount described in such clause).
     Certain Debt Securities, including those owned by us or any of our Affiliates, will not be deemed to be Outstanding (Section 8.03).

     Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, only persons who are Holders of Outstanding Debt Securities of that series on the record date may take such action.

Satisfaction and Discharge
     Each Indenture will be discharged and will cease to be of further effect as to all outstanding Debt Securities of any series issued thereunder, when:
(1)	either:
(a)	all outstanding Debt Securities of that series that have been authenticated (except lost, stolen or destroyed Debt Securities that have been replaced or paid and Debt Securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(b)	all outstanding Debt Securities of that series that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited with the Trustee as trust funds money in an amount sufficient, without consideration of any reinvestment of interest, to pay the entire indebtedness of such Debt Securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the Stated Maturity or redemption date;
(2)	we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Debt Securities of that series; and

(3)	we have delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the Debt Securities of that series have been satisfied (Article XI).
Legal Defeasance and Covenant Defeasance
     If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of Section 11.02, relating to defeasance and discharge of indebtedness, which we call “legal defeasance,” or relating to defeasance of certain restrictive covenants applied to the Debt Securities of any series, or to any specified part of a series, which we call “covenant defeasance.”

Legal Defeasance.
     The Indentures provide that, upon our exercise of our option (if any) to have Section 11.02 applied to any Debt Securities, we will be discharged from all our obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such Debt Securities (except for certain obligations to convert, exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold monies for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or United States Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things:
•	we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

•	no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing at the time of such deposit or, with respect to any Event of Default described in clause (8) under “— Events of Default,” at any time until 121 days after such deposit;

•	such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

•	in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any of our Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any of our Senior Debt and no other event of default with respect to any of our Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

•	we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940 (Section 11.03).
Covenant Defeasance.
     The Indentures provide that, upon our exercise of our option (if any) to have Section 11.02 applied to any Debt Securities, we may omit to comply with certain restrictive covenants (but not to conversion, if applicable), including those that may be described in the applicable prospectus supplement, the occurrence of certain Events of Default, which are described above in clause (5) (with respect to such restrictive covenants) and clauses (6) and (7) under “—Events of Default” and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or United States Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel that in effect says that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and United States Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments (Section 11.02).
Notices
     Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register (Section 12.03).
Title
     We, the Trustees and any of our agents may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes (Section 8.03).
Governing Law
     The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York (Section 12.04).
DESCRIPTION OF CAPITAL STOCK
     Our authorized capital consists of 125,000,000 shares of stock $.001 par value per share. Of the authorized capital, 100,000,000 shares are authorized to be issued as common stock and 24,100,000 shares remain authorized and undesignated to be issued as preferred stock. We previously designated 500,000 shares of preferred stock as Series A Convertible Preferred Stock and 400,000 shares of preferred stock as Series AA Convertible Preferred Stock, none of which is currently outstanding. Our issued and outstanding shares of common stock as of March 20, 2009 consisted of 47,879,899 shares which were held by 57 stockholders of record.
     The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. Since this is only a summary, it does not contain all of the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our articles of incorporation and our bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See “Where You Can Find More Information.”
Common Stock
     For all matters submitted to a vote of stockholders, holders of common stock are entitled to one vote for each share registered in his or her name on our books, and they do not have cumulative voting rights. Each share of the common stock is entitled to share equally with each other share of common stock in dividends from sources legally available therefore, when, as, and if declared by the board of directors and, upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in the assets that are available for distribution to the holders of the common stock. We have not paid any cash dividends since our inception. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The board of directors is authorized to issue additional shares of common stock within the limits authorized by our Articles of Incorporation and without stockholder action.

Preferred Stock
     If we offer preferred stock, we will file the terms of the preferred stock with the SEC, and the prospectus supplement relating to that offering will include a description of the specific terms of the offering, including the following specific terms:
•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the liquidation preference of the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.
     If we offer to sell preferred stock, our board of directors is authorized to designate and issue shares of preferred stock in one or more series without stockholder approval. Our board of directors would have discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
     It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:
•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company.
DESCRIPTION OF WARRANTS
     We may issue warrants for the purchase of debt securities, common stock or other securities. Warrants may be issued independently or together with debt securities or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Series of warrants may be issued under a separate warrant agreement entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent would act solely as our agent in connection with the warrants and would not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.
     The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

     Reference is made to the prospectus supplement relating to the particular issue of warrants offered pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:
•	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

•	the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•	the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	United States federal income tax consequences applicable to such warrants;

•	the amount of warrants outstanding as of the most recent practicable date; and

•	any other terms of such warrants.
     Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.
     Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of common stock or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.
     Prior to the exercise of any warrants to purchase debt securities, common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable Indenture, or to receive payments of dividends, if any, on the common stock purchasable upon such exercise, or to exercise any applicable right to vote.
DESCRIPTION OF COMMON STOCK PURCHASE CONTRACTS
AND STOCK PURCHASE UNITS
     We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, warrants, other securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

     The stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, will be filed with the SEC in connection with the offering of stock purchase contracts or stock purchase units. The prospectus supplement relating to a particular issue of stock purchase contracts or stock purchase units will describe the terms of those stock purchase contracts or stock purchase units, including the following:
•	if applicable, a discussion of material United States federal income tax considerations; and

•	any other information we think is important about the stock purchase contracts or the stock purchase units.
LEGAL MATTERS
     The validity of the issuance of the shares of common stock offered hereby and other legal matters in connection herewith have been passed upon for us by Patton Boggs LLP. The name of the law firm advising any underwriters or agents with respect to certain issues relating to any offering will be set forth in the applicable prospectus supplement.
EXPERTS
     The financial statements of American Oil & Gas, Inc. appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended, filed with the SEC on March 16, 2009 have been audited by Hein & Associates, LLP, independent auditors, as set forth in their report included in the Annual Report and incorporated in this prospectus by reference. The foregoing financial statements are incorporated in this prospectus by reference in reliance upon the report of the independent auditors and upon the authority of that firm as experts in auditing and accounting.
SECURITIES AND EXCHANGE COMMISSION
POSITION ON CERTAIN INDEMNIFICATION
     Our directors and officers are indemnified by our articles of incorporation against amounts actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are a party by reason of being or having been directors or officers of American Oil & Gas, Inc. to the fullest extent authorized by the Nevada General Corporation Law, as may be amended from time to time. Our articles of incorporation provide that none of our directors or officers shall be personally liable for monetary damages for breach of any fiduciary duty as a director or officer, except for liability (i) for any breach of the officer’s or director’s duty of loyalty to the Company or its stockholders;(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the officer or director derived any improper personal benefit. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
     In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION
     This prospectus constitutes a part of a registration statement on Form S-3 we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement and exhibits thereto, and statements included in this prospectus as to the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and the exhibits and schedules filed with the registration statement.
     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we file reports, proxy statements and other information with the SEC in accordance with the Exchange Act. These reports, proxy statements and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. In addition, these materials filed electronically by the Company with the SEC are available at the SEC’s World Wide Web site at http://www.sec.gov. The SEC’s World Wide Web site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Information about the operation of the SEC’s Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.
     The SEC allows us to “incorporate by reference” the information we file with them, which means: incorporated documents are considered part of this prospectus; we can disclose important information to you by referring to those documents; and information we file with the SEC will automatically update and supersede this incorporated information.
     We incorporate by reference the documents listed below, which we filed with the SEC under the Exchange Act:

•	Our Annual Report on Form 10-K, as amended, for the year ended December 31, 2008;

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2008, except for information furnished under Form 8-K, which is not deemed filed and not incorporated herein by reference;

•	Any documents filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made under this prospectus; and

•	The description of our common stock contained in our Form 8-A filed with the SEC on May 12, 2005.
     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the information that has been incorporated in this prospectus by reference but not delivered with this prospectus. Requests for copies should be directed to Andrew P. Calerich, President — American Oil & Gas, Inc., 1050 17th Street, Suite 2400, Denver, Colorado 80265, telephone (303) 991-0173.
     You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of these documents.